Exhibit 10.11

[Letterhead of Walton Construction Company, Inc.]

September 23, 2002



VIA FAX

Greg Walton
President and CEO
Walton Construction Company, Inc.
3252 Roanoke
Kansas City, MO 64111

                  RE: Chukchansi Gold Resort & Casino

Dear Greg:

         This letter sets forth the agreement between Cascade Entertainment Group, LLC ("Canada") and Walton Construction Company, Inc. ("Walton") with respect to certain disputes which have arisen among Cascade, Walton and the Picayune Rancheria of Chukchansi Indians (the "Tribe") with respect to that certain Agreement between Owner and Construction Manager dated July 26, 2002 ("CM Agreement") by and between the Tribe and Walton. It is understood that the terms and conditions set forth in Section A herein will be incorporated into a mutually acceptable and definitive change order (the "Change Order") following the execution of this letter agreement. Cascade is the Development Manager of the Tribe under the CM Agreement. All items capitalized and not defined herein shall have the meaning set forth in the CM Agreement.

         This letter agreement is intended to be, and does constitute, a binding and enforceable agreement.

A. The Change Order shall contain the following provisions:

         1. The Project Schedule shall be revised to provide that the lobby level, lower level of the Hotel and any mechanical and electrical systems of the Hotel critical to the operation of the Casino shall be substantially complete no later than June 25, 2003. Additionally, another floor of the Hotel shall be delivered no later than July 21, 2003, with additional floors of the Hotel to be delivered sequentially thereafter with substantial completion of all floors no later than August 22, 2003. However, all Hotel exteriors visible to the public shall be substantially complete (except as hereafter provided) no later than June 25, 2003. It is expressly understood, however, that the Project will remain under construction after June 25, 2003; that construction workers and construction equipment shall continue to be present on the site; and that Development Manager will provide complete cooperation in order to avoid any unnecessary interference or delay to the construction operations. While performing such construction after June 25, 2002, Walton will also avoid any unnecessary interference with the Casino operations. Owner recognizes, however, that Construction Manager will still have a manlift on the outside of the hotel past the June 26th date. In addition, a reasonable staging area on the parking lot
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immediately adjacent to the manlift will be available to the Construction
Manager. Such area will accommodate all deliveries, dumpster locations (minimum 2 each) and is currently estimated to be about 10,000 square feet and generally square in nature. Access to the manlift shall be through the area designated as future swimming pool. Owner also recognizes that at the manlift location a vertical portion of the exterior building finish cannot be enclosed until the manlift is removed. General condition costs from June 26, 2003 to August 22, 2003 for the Hotel will be reimbursed at the hourly rates for personnel under the Contract which shall not exceed in the aggregate $250,000. The obligation of Walton to meet these revised dates is expressly conditioned upon Cascade performing in full the obligations in Paragraph B.1, B.3 and A.11 and the representation in Paragraph B.2 being true, otherwise Walton will be entitled to the additional time and money as provided in Paragraph 2. Cascade and the owner represent that the occupancy permits required for the hotel, if any, for substantial completion can be issued in a phased manner. However, substantial completion dates shall not be contingent upon obtaining certificates of occupancy to the extent such certificates are not delivered solely due to the phasing of delivery of the Hotel floors.

         2. If the Development Manager or Owner fails to timely fulfill all obligations set forth in Paragraphs B.1, B.3, A.10 and A.11 or if the representation in Paragraph B.2 proves to be false then the Owner shall not be entitled to any damages of any kind for any delay caused by such even if substantial completion occurs after June 25, 2003; instead, Walton shall be paid $10,000 per day for each day of delay caused by such failure by Owner or Development Manager.

         3. Liquidated damages shall be $17,500 per day for each day Substantial Completion is delayed beyond the Outside Completion Date for the Casino and $5,000 per day for each day Substantial Completion is delayed beyond the Outside Completion Date for the Hotel.

         4. The "GMP By Component" attached hereto as Exhibit A is formally made a part of the Contract in order to avoid any future misunderstanding regarding the specifics of the obligations under the Contract.

         5. Neither Development Manager nor Owner will preclude Walton from proceeding with the bidding phases while the qualification of the proposed bidders are reviewed, provided that Cascade shall not be required to accept or open any bid from a subcontractor who has not been prequalified.

         6. Recommendations concerning the best and lowest bidders to items of work shall be promptly acted upon by Development Manager.

         7. The term "promptly" as used in the CM Agreement with respect to the Development Manager and Owner shall be deemed to mean "within three (3) Business Days after receipt of all reasonably necessary information from the Construction Manager."

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         8. Until such time as the Owner Controlled Insurance Program shall be completed, Walton and any Subcontractors shall only be required to provide such insurance coverage as is reasonable and customary for construction projects similar in type to the Project. At such time as the OCIP is implemented, Walton and Subcontractors shall thereafter provide insurance in accordance with the requirements of the OCIP. Walton shall be issued a Change Order to compensate Walton and its subcontractors for such additional cost incurred in providing such Insurance, with the amount approved in accordance with the provisions of the CM Agreement.

         9. On or before September 30, 2002, Owner shall provide the tax-exempt procedure for purchasing materials. In addition, Owner shall reimburse Walton for the amount of any sales taxes incurred for materials purchased prior to the issuance of such tax-exempt procedures.

         10. Cascade as Development Manager represents and warrants that it will accomplish the following action so as not to delay the work:

         (a) Finalize the Madera County Traffic Control Plan, subject to Walton providing all required information on construction traffic.

         (b) Obtain the CalTrans permit, subject to Walton providing all required information on construction traffic.

         (c) Secure the permit from the Water Quality Resource Board, or demonstrate to the satisfaction of any applicable regulating entity that none is required.

         (d) Provide water resource design and additional well locations, or demonstrate to the satisfaction of any applicable regulating entity that none is required.

         11. Cascade as Development Manager shall cause Morris & Brown to issue final architectural plans for the Hotel and for the Casino and the theming drawings pursuant to the drawing submittal schedule previously agreed by Morris & Brown, Cascade and Walton modified as follows: 90% drawings will be complete no later than October 4, 2002 for the Casino and Hotel except interiors; the final Casino interior drawings shall be 97% complete no later than November 21, 2002; and the final Hotel interior drawings shall be 97% complete no later than December 21, 2002.

         12. The pre-qualification requirement for Subcontractors shall be eliminated (i) for subcontracts which are for an amount of less than 1% of the Guaranteed Minimum Price and (ii) for nationally prominent vendors as determined by Cascade in its reasonable discretion, such as from Trane, American Standard, GB and United Technologies and other such companies.

         13. Prior to engaging in any additional Work required by Development Manager or Owner, Walton shall be entitled to request and receive reasonable evidence

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satisfactory to Walton that Owner has sufficient funds available to pay Walton for such additional work.

         14. Walton on the one hand and Cascade and Owner on the other hand shall mutually release one another from all claims with respect to the CM Agreement arising on or before the date of the Change Order, including but not limited to the matters raised in letters for Rory O'Connor or you to Russ Pratt, dated September 13, 2002, September 19, 2002, September 20, 2002 and September 22, 2002 or any other claims for additional compensation, change orders or schedule delays that could have been included in such letters and arising on or before the date of the Change Order, other than the obligation of Cascade and the Owner for payment of sums incurred prior to such date and for which Walton is entitled to reimbursement under the CM Agreement. Walton, Cascade and Owner, however, shall not be released from any obligation to timely perform the obligations contained in this agreement or the Change Order, such rights of Walton, Cascade and the Tribe being expressly reserved. Walton acknowledges it is not entitled to any additional sums resulting from the suspension of Work or instances of delay through the date hereof. Cascade and the Owner acknowledge that neither of them is entitled to any damages or other sums resulting from the suspension of the work or claims of delay through the date hereof.

         15. Walton shall be required to execute the certificates and agreements described in Section 11.3.6 of the CM Agreement only "so long as the factual assertions of Construction Manager required therein shall be true."

         16. In addition to other fees and bonuses set forth in the CM Agreement and this Amendment, Walton shall receive a bonus of $250,000 on the Final Completion Date if Substantial Completion of all portions of the Project required to be completed before June 25, 2003 (as modified above in Paragraph
1) occurs on or before June 25, 2003 and the Contract Sum payable by Cascade does not exceed the Guaranteed Maximum Price. If the date for such Substantial Completion would have been achieved but for delays caused solely by Owner or Development Manager, Walton shall in such instance be entitled to receive such $250,000 bonus as well as those remedies set forth in Paragraph 2 above, where applicable.

         17. Except as expressly modified in the Change Order, the CM Agreement shall remain in full force and effect.

B. Cascade and Walton hereby agree as follows:

         1. Cascade shall deliver to Walton on or before September 24, 2002 evidence satisfactory to Walton and Kiewit that all funds necessary for payment of the Contract Sum have been committed, subject to customary closing conditions. So long as the conditions set forth in Paragraph B.3 and B.4 have been satisfied in full Walton shall not have the right to suspend the work under Section 3.1.1 of the CM Agreement; provided, that if such evidence is not issued prior to September 24, 2002 or if the closing conditions are not met and the Satisfaction Notice not issued for any reason by October 11, 2002 then Walton shall have the right to suspend the work until the Satisfaction Notice is

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issued or other financial arrangements satisfactory to Walton and the subcontractors are made.

         2. Cascade warrants and represents that all conditions of the grading permit have been satisfied that are necessary for Kiewit to promptly commence its work and to complete it in an uninterrupted fashion.

         3. On or before September 24, 2002, Cascade shall deposit $4,000,000 in an escrow account for the benefit of Kiewit and to induce Kiewit to begin the site work and shall also deposit $450,000 for the benefit of Walton to secure the payment of Pay Application No. 1 dated August 24, 2002. The escrow agent shall be a national bank or national title company acceptable to Cascade, Walton and Kiewit and the escrow agreement shall be in a form satisfactory to Cascade, Walton and Kiewit.

         4. Cascade shall prepare and execute on it own behalf a form of Change Order identical in all material respects to the terms herein. Cascade shall deliver the Change Order to Walton on or before September 24, 2002. Walton shall execute such Change Order (provided the Change Order is consistent with the terms of this agreement) within one (1) Business Day of receipt. Upon receipt of the Change Order executed by Walton Cascade shall deliver the Change Order for signature by the Tribe, along with Cascade's recommendation that the Change Order be approved by the Tribe.

         5. Walton shall terminate its suspension of the Work upon verification from the escrow agent that Paragraph B.3 has been satisfied in full and upon receipt of the executed Change Order from Cascade as provided in Paragraph B.4 above, provided that if the Tribe fails to execute the Change Order within seven (7) days of receipt of the Change Order from Walton Walton may suspend the work until the Tribe has signed and delivered such Change Order.

         6. Walton will receive payment in full of its first pay application of August 24, 2002 on or before September 25, 2002 as required by the CM Agreement provided that Walton has first submitted to Cascade a conditional lien waiver.

         7. Cascade and Walton remain committed to the "Design to Budget" principle for the Project.

         8. Cascade shall set forth in writing the level of authority held by Scott Dawes and Doug Shipley as employees of the Development Manager as it relates to the project.

         9. With the approval of the contracting parties, Cascade shall promptly provide to Walton a copy of the Morris & Brown contract and the P&D Consulting contract promptly after execution thereof to assist Walton in understanding the Owner/Contractor service obligations. Cascade will redact the monetary terms and any other proprietary or confidential terms from such agreements. If one or both contracting parties do not agree to the release of their document, Cascade will provide to Walton a summary of the key terms relevant to Walton.

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         The parties shall be entitled to seek specific performance of this
Amendment and any other appropriate equitable relief. The parties agree to the expedited procedures set forth in 9.2.4 of the CM Agreement to resolve such a request for specific performance. This letter agreement shall supercede all prior correspondence and communications between Cascade and the Tribe on the one hand, and Walton on the other hand, relating to disputes under the CM Agreement.

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         If the foregoing is acceptable, please indicate your acceptance by executing this letter and returning the executed original to the undersigned by telecopy at (916) 387-6471 and overnight courier.

                                                     Very truly yours,

                                                     /s/
                                                     Russell Pratt

                                                     President & CEO, Cascade
                                                     Entertainment Group, LLC


ACKNOWLEDGED AND ACCEPTED:

WALTON CONSTRUCTION COMPANY, INC.

By:  ______________

Its:


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         If the foregoing is acceptable, please indicate your acceptance by executing this letter and returning the executed original to the undersigned by telecopy at (916) 387-6471 and overnight courier.

                                    Very truly yours,

                                    Russell Pratt

                                    President & CEO, Cascade Entertainment
                                    Group, LLC


ACKNOWLEDGED AND ACCEPTED:

WALTON CONSTRUCTION COMPANY, INC.

By:   /s/
      --------------------------
Its:  CEO